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                                                                  EXHIBIT 8(a)


                                April 27, 1998




Professionals Insurance Company
 Management Group
2600 Professionals Drive
Okemos, Michigan 48864

         Re: First Amended and Restated Agreement and Plan of Merger dated as of October 3, 1997, as amended by a First Amendment to First Amended and Restated Agreement and Plan of Merger dated as of April 13, 1998 (the "Agreement"), by and among Professionals Insurance Company Management Group, a Michigan business corporation ("Professionals Group"), PICOM Insurance Company, a Michigan stock insurance company ("PICOM") and Physicians Protective Trust Fund, a medical malpractice self-insurance trust fund organized under Florida Statutes
                  Section 627.357 ("PPTF")

Gentlemen:

         We have acted as counsel to Professionals Group in connection with (i) the merger of PPTF with and into PPTF Merger Insurance Company, a Florida stock insurance company ("INSCO"), a wholly owned subsidiary of Professionals Group, (the "INSCO Merger") and (ii) the merger of INSCO into PICOM, a wholly owned subsidiary of Professionals Group, (the "PICOM Merger", and, collectively, with the INSCO Merger, the "Mergers") all pursuant to the Agreement. We are delivering this opinion pursuant to Section 7.1(g) of the Agreement. All of the capitalized terms not defined herein have the same meanings as in the Agreement.

                                      FACTS

         PPTF is a self-insurance trust fund organized to provide medical malpractice insurance to its members. Members are current policyholders of PPTF. Policyholders are entitled to dividends, if any, and are entitled to vote for the election of trustees. PPTF Members are assessable for a deficiency in the event that PPTF is unable to meet its obligations fully. PPTF has never made an assessment on its policyholders. We have been advised that PPTF is taxable as a corporation for federal income tax purposes and is subject to Section 831 of the Internal Revenue Code of 1986, as amended (the "Code"), which is applicable to mutual insurance companies.

         Pursuant to the Agreement, PPTF will merge with and into INSCO in accordance with Section 628.451 and Chapter 607 of the Florida Statutes. As part of the INSCO Merger, all Membership Rights will


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be converted solely into shares of Professionals Group Common Stock. The number of shares of Professionals Group Common Stock issued will be determined in the manner described in the Agreement. Each Member will be allocated a portion of the Aggregate Merger Shares determined in accordance with an allocation formula that has been approved by the appropriate State of Florida authorities. Members of PPTF will cease having any obligations for assessments to meet any obligations of PPTF.

         Immediately thereafter, and as part of a single plan, INSCO will merge, in accordance with the Michigan Insurance Code and the Florida Insurance Code, with and into PICOM. As a consequence of the PICOM Merger, each share of common stock of INSCO issued and outstanding will be converted into an equal number of shares of common stock of PICOM.

         We have assumed, with your consent:

1.       The Mergers will be effected in accordance with the Agreement.

2. The fair market value of the Professionals Group Common Stock received by the Members of PPTF will be approximately equal to the fair market value of each Member's Membership Right surrendered in the exchange.

3. Professionals Group, INSCO and PICOM have no plan or intention to acquire any of the Professionals Group Common Stock issued in the transaction.

4.       No parties to the Mergers are investment companies as defined in
         Section 368(a)(2)(F)(iii) and (iv) of the Code.

5.       No stock of INSCO or PICOM will be issued to Members in the Mergers.

6. Prior to the Mergers, Professionals Group will be in control of both PICOM and INSCO within the meaning of Section 368(c) of the Code.

7. Following the Mergers, neither INSCO nor PICOM will issue additional shares of its stock that will result in Professionals Group's losing control of either INSCO or PICOM within the meaning of Section 368(c) of the Code.

8. Professionals Group has no plan or intention to liquidate INSCO or PICOM, to merge INSCO or PICOM with and into another corporation, other than the pre-arranged merger of INSCO into PICOM pursuant to the PICOM Merger, to sell or otherwise dispose of the stock of PICOM, or to cause PICOM to sell or


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 Management Group
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         otherwise dispose of any of the assets of PPTF acquired in the transaction, except for dispositions made in the ordinary course of business.

9. The liabilities of PPTF assumed in the Mergers and the liabilities to which the transferred assets of PPTF were subject were incurred by PPTF in the ordinary course of its business.

10. Following the Mergers, PICOM will continue the historic business of PPTF or use a significant portion of PPTF's business assets in a business.

11. Professionals Group, PICOM, INSCO, PPTF and Members will pay their respective expenses, if any, incurred in connection with the Mergers.

12.      The Members hold all of the proprietary interests in PPTF.

13. There is no plan or intention by the Members who own 5% or more of the Membership Rights of PPTF (if any), and, to the best knowledge of the management of PPTF, there is no plan or intention on the part of the remaining Members to sell, exchange or otherwise dispose of a number of shares of Professionals Group Common Stock received in the transaction that would reduce the Members' ownership of Professionals Group Common Stock received in the transaction to a number of shares having a value as of the Closing Date of less than 50% of the value of all of the formerly outstanding Membership Rights of PPTF as of the same date. For purposes of this assumption, Membership Rights exchanged for cash or other property surrendered by dissenters or exchanged for cash in lieu of fractional shares of Professionals Group will be treated as outstanding Membership Rights on the Closing Date. Moreover, Membership Rights otherwise sold, redeemed or disposed of prior or subsequent to the Mergers and cash distributed to Members of PPTF as part of the transaction are considered in making this assumption.

14. INSCO, and, in turn, PICOM, will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by PPTF immediately prior to the Mergers. For purposes of this assumption, amounts paid by PPTF to dissenters, and all redemptions and distributions (except for regular, normal dividends) made by PPTF immediately preceding the transfer will be included as assets of PPTF held immediately prior to the Mergers.



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 Management Group
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15.      There is no intercorporate indebtedness existing between Professionals
         Group, INSCO, PICOM and PPTF that was issued, acquired or will be settled at a discount.

16. PPTF is not under the jurisdiction of a court under Title XI or similar proceeding within the meaning of Section 368(a)(3)(A) of the Code.

17. The fair market value of the assets of PPTF transferred to INSCO and, in turn, to PICOM, will be equal to or in excess of the sum of the liabilities assumed by INSCO and, in turn, PICOM, plus the amount of liabilities, if any, to which the transferred assets are subject.

18. The consideration paid to Members by Professionals Group, if any, for services is equal to the fair market value of such services.

19. The assumption by PICOM of the obligation of a Member for assessments to meet the obligations of PPTF has no value.

                                   DISCUSSION

         The Mergers are intended to qualify as reorganizations described in Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. In order to qualify under those Code provisions, among other things, (i) the transactions must constitute "mergers" for purposes of the relevant state laws and (ii) the "shareholders" of the target corporation must receive stock in the parent of the acquiring corporation representing a sufficient continuity of interest in the parent of the surviving corporation. Section 354 of the Code provides, in part, that if stock in a corporation a party to a reorganization is exchanged solely for stock in another corporation that is a party to the reorganization, no gain or loss is recognized as a result of the receipt of the stock.

         With respect to the INSCO Merger, and with your permission, we have relied on the opinion of Steel Hector & Davis LLP that the merger of PPTF into INSCO constitutes a statutory merger under the applicable laws of the State of Florida.

         Generally, for purposes of federal income taxes, a transitory step that has no independent economic significance is ignored for federal income tax purposes. See Revenue Ruling 67-448, 1967-2 C.B. 144. In Revenue Ruling 67-448, the Internal Revenue Service concluded that the formation of a subsidiary by an acquiring corporation and the merger of that subsidiary into the target corporation where the target was the surviving entity, constituted an acquisition of the stock of the target corporation by the parent


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 Management Group
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corporation for federal income tax purposes. The Ruling states that the transitory existence of the acquiring corporation subsidiary would be disregarded. In Revenue Ruling 72-405, 1972-2 C.B. 217, the formation of a subsidiary solely to acquire the assets of another corporation, immediately followed by the liquidation of the subsidiary, was treated as an acquisition of assets by the parent corporation. The acquisition of assets by the subsidiary was ignored for federal income tax purposes because it was merely one step in an overall plan.

         Similarly, in the instant circumstances, the creation of INSCO and the merger of PPTF into INSCO should be ignored for federal income tax purposes. The merger of PPTF into INSCO is merely a transitory step in the overall plan for PPTF to merge into PICOM and the issuance of Professionals Group Common Stock in exchange for Membership Rights. Accordingly, the transaction should be treated for federal income taxes as the merger of PPTF into PICOM and the exchange of Membership Rights for Professionals Group Common Stock.

         Because PPTF is a self-insurance trust fund, it has no shareholders. Instead, the proprietary interests in PPTF are held by the Members. Revenue Ruling 71-233, 1971-1 C.B. 113, describes a merger of a mutual life insurance company into a newly organized stock life insurance company. The policyholders exchanged their proprietary interests that arose from ownership of insurance policies for preferred stock of the stock insurance company. The ruling concluded that the transaction constituted a reorganization described in Section 368(a)(1)(A) of the Code. Revenue Ruling 71-233 treats the proprietary interests in a mutual life insurance company held by policyholders as stock for purposes of the reorganization provisions. Revenue Ruling 71-233 concluded that the exchange of the proprietary interests for stock was controlled by Section 354 of the Code. Since PPTF is treated as a mutual insurance company for federal income tax purposes, we assume that the Members will be treated in the same manner as policyholders of a mutual insurance company for purposes of the reorganization provisions of the Code. It is our opinion that the exchange of Membership Rights held by Members for Professionals Group Common Stock should be treated as an exchange controlled by Section 354 of the Code.

         Generally, the assumption of an obligation of a shareholder of a target corporation, such as the obligations of Members for assessment, as part of a reorganization is treated as a distribution of boot to the shareholder. PPTF has never assessed a policyholder and has substantial reserves for payment of its obligations. We have therefore assumed that the assumption of the obligation of Members for assessments for PICOM has no value. In


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 Management Group
April 27, 1998
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the event that it is determined that the assumption of this obligation has value to the Member, each Member would be deemed to have received a distribution of money equal to such value as part of the Mergers and would be taxable thereon.

                                    OPINIONS

         Based upon the foregoing, it is our opinion that:

1. The Merger of PPTF into INSCO and, in turn, INSCO into PICOM will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

2. Members who exchange Membership Rights solely for Professional Group Common Stock will recognize no gain or loss on the exchange (except with respect to cash received in lieu of a fractional share of Professionals Group Common Stock or in satisfaction of dissenters' rights).

3.       No gain or loss will be recognized by PPTF as a result of the Mergers.

4. The tax basis of the Professionals Group Common Stock received by a Member who exchanges all Membership Rights solely for shares of Professionals Group Common Stock will be zero.

5. The holding period of the Professionals Group Common Stock received by a Member will include the period during which the Membership Rights surrendered in exchange therefor were held (provided that such Membership Rights were held by such Member as a capital asset at the effective time of the INSCO Merger).

         Our opinions do not address the tax consequences to particular Members who may be subject to special treatment under certain federal income tax laws such as dealers, financial institutions, and non-United States persons. Further, our opinions do not address the federal income tax consequences to persons who receive Professionals Group Common Stock as compensation for services. Our opinions do not address any consequences arising under the laws of the any state, local or foreign jurisdiction.

         The opinions contained in this letter have been obtained on the basis of facts and representations described herein and such analysis of federal income tax laws as we have deemed necessary. Our views are based upon existing federal income tax law, judicial decisions and administrative rulings, all of which are subject to change or modification at any time and such change may have retroactive effect. A material change in the legal authorities upon which our opinion is based could affect our conclusions.


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 Management Group
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However, we assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

         Except as set forth above, we express no opinion as to any tax consequences, whether federal, state, local or foreign, of the Mergers or any transaction related thereto. This opinion is solely for your benefit and is rendered solely in connection with the transactions to which it relates. This opinion may be relied upon only in connection with the Mergers and may not be relied upon by any person other than the addressees without our prior written consent in each such instance.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 of Professionals Group and to the reference to us under the caption "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus forming a part of such Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,



                                /s/  MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.